Exhibit 99.1

Press Release of Concorde Career Colleges, Inc.

Issued on October 28, 2003, Reporting Results of Operations for the

Quarter and Nine Months Ended September 30, 2003

FOR IMMEDIATE RELEASE

Contact:	Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

CONCORDE REPORTS THIRD QUARTER REVENUE INCREASE OF 24%, EARNINGS INCREASE OF 32% AND DILUTED EPS INCREASE OF 27%.

Mission, Kansas, October 28, 2003...Concorde Career Colleges, Inc., NASDAQ: CCDC a provider of career training in allied health programs today announced results for the quarter ended September 30, 2003. Revenue for the quarter increased 23.8% to $19.9 million. Revenue growth was driven by increased average student population that produced net income of $1,765,000, an increase of 32.4% and diluted earnings per share of $0.28, an increase of 27.3%.

Jack Brozman, President & CEO said, “Concorde had 2,972 enrollments in the quarter, which is a Company record. We continue to see high demand for health care training and look forward to a great finish for the year.”

A few highlights from the third quarter:

•	Operating margin was 14.3% compared to 12.9% in 2002.

•	Cash and temporary investments ended the quarter at $18,052,000 or $2.86 per diluted share.

•	Shareholder’s equity ended the quarter at $18,385,000.

OPERATING RESULTS

Concorde’s results for the Quarter ended September 30, 2003 included the following:

•	Revenue growth of 23.8% to $19,888,000 compared to $16,060,000 for the same period in 2002. Same campus, (campuses owned and operated greater than one year) revenue growth was 19.6%.

•	Student enrollment growth of 12.5% to 2,972 compared to 2,641 in 2002. Same campus growth was 5.9% or 2,784 students for the quarter compared to 2,629 in 2002.

•	Average student population increased 15.7% to 6,061 from 5,238. Same campus average population increased 12.5%.

•	Ending student population increased 14.3% to 6,266 from 5,482. Same campus ending student population increased 10.7%.

•	Net income increased $432,000 or 32.4% to $1,765,000 compared to $1,333,000 in 2002.

•	Depreciation and amortization was $393,000.

•	Capital expenditures were $768,000.

Concorde’s results for the nine months ended September 30, 2003 included the following:

•	Revenue growth of 21.6% to $55,138,000 compared to $45,338,000 for the same period in 2002. Same campus revenue growth was 18.3%.

•	Student enrollment growth of 11.2% to 7,638 compared to 6,866 in 2002. Same campus growth was 7.2% or 7,348 students for the quarter compared to 6,854 in 2002.

•	Average student population increased 15.3% to 5,750 from 4,988. Same campus, average population increased 12.6%.

•	Net income increased $1,618,000 or 51.1% to $4,785,000 compared to $3,167,000 in 2002.

•	Depreciation and amortization was $1,101,000.

•	Capital expenditures were $2,231,000.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the “safe-harbor” provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2003 are forward-looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company’s ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company’s ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company’s reports on Forms 14C, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concorde.edu.

CONCORDE CAREER COLLEGES, INC.

Condensed Statement of Operations

Quarters Ended September 30th	2003	2002
Revenue	$19,888,000	$16,060,000
Instruction costs and services	6,056,000	4,626,000
Selling and promotional	2,654,000	2,125,000
General and administrative	7,527,000	6,267,000
Provision for uncollectible accounts	803,000	975,000

Total operating expense	17,040,000	13,993,000

Operating income	2,848,000	2,067,000
Non-operating income and interest, net	45,000	18,000
Provision for income taxes	1,128,000	752,000

Net income	$1,765,000	$1,333,000

Basic income per share (Note 1)	$0.30	$0.32
Basic weighted average shares	5,877,000	3,996,000
Diluted income per share (Note 2)	$0.28	$0.22
Diluted weighted average shares	6,318,000	6,174,000

Nine Months Ended September 30th	2003	2002
Revenue	$55,138,000	$45,338,000
Instruction costs and services	16,653,000	13,815,000
Selling and promotional	7,110,000	6,213,000
General and administrative	21,792,000	17,692,000
Provision for uncollectible accounts	1,884,000	2,637,000

Total operating expense	47,439,000	40,357,000

Operating income	7,699,000	4,981,000
Non-operating income and interest, net	113,000	35,000
Provision for income taxes	3,027,000	1,849,000

Net income	$4,785,000	$3,167,000

Basic income per share (Note 3)	$0.82	$0.75
Basic weighted average shares	5,861,000	3,992,000
Diluted income per share (Note 4)	$0.76	$0.53
Diluted weighted average shares	6,275,000	6,145,000

Note 1—Basic income per share is shown after a reduction of preferred stock dividends accretion of $55,000 for the quarter ended September 30, 2002.

Note 2—Diluted income per share is shown after addition of interest on convertible debt, net of tax of $27,000 for the quarter ended September 30, 2002.

Note 3—Basic income per share is shown after a reduction of preferred stock dividends accretion of $161,000 for the nine months ended September 30, 2002.

Note 4—Diluted income per share is shown after addition of interest on convertible debt, net of tax of $81,000 for the nine months ended September 30, 2002.

CONCORDE CAREER COLLEGES, INC.

Condensed Balance Sheet Information

	September 30, 2003	December 31, 2002	September 30, 2002
Cash and short term investments	$18,052,000	$12,298,000	$13,021,000
Accounts receivable, net	27,789,000	19,608,000	23,617,000
Other current assets	3,337,000	3,184,000	2,532,000

Total current assets	49,178,000	35,090,000	39,170,000
Fixed assets, net	4,748,000	3,541,000	2,999,000
Other long term assets	1,993,000	1,420,000	1,613,000

Total assets	55,919,000	40,051,000	43,782,000

Deferred revenue	29,994,000	20,996,000	24,778,000
Subordinated debt, short-term		3,500,000	3,500,000
Other current liabilities	7,383,000	5,408,000	6,236,000

Total current liabilities	37,377,000	29,904,000	34,514,000
Other long term liabilities	157,000	157,000
Stockholders’ Equity	18,385,000	9,990,000	9,268,000

Total liabilities and Stock holders’ Equity	$55,919,000	$40,051,000	$43,782,000

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